AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

This Amendment No. 4 (the “Amendment”), made and entered into as of January 26, 2021, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and J.P. Morgan Investment Management Inc., a Delaware corporation (“Subadviser”), dated April 8, 2010, as amended June 28, 2018, April 21, 2017, and June 17, 2014 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

WHEREAS, the effective date of this Amendment is January 1, 2021.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ David Weiss	By:	/s/ Scott Moritz
	Signature		Signature

Name:	David Weiss	Name:	Scott Moritz
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

AMENDMENT NO. 4

TO THE SUBADVISORY AGREEMENT

SCHEDULE A AS OF JANUARY 1, 2021

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]